EXHIBIT "A"

Big Star Oil & Gas, LLC
P. O. Box 51470
Midland, Texas 79710

Office: (432) 687-4900
Fax: (432) 687-4913

To: **Ring Energy, Inc.**
18 ½ East State Street, Suite 202
Redlands, California 92373

Re: PARTICIPATION AGREEMENT
Anderson Prospect
Howard County, Texas

Dated: April 27, 2009

This Participation Agreement (the "Agreement"), when fully executed, will evidence the agreement made and entered into between Big Star Oil & Gas, LLC, a Texas Limited Liability Company (the "Operator") and **Ring Energy, Inc.**, a NEVADA Corporation, (the "Non-Operator"). The terms of this Agreement between Operator and Non-Operator shall be as follows:

1. The Operator is the current record owner of the oil and gas leases covering the acreage (the "Leased Acreage") colored in yellow on the plat attached to this Agreement as Exhibit "B" and described as (the "Contract Area") in the Operating Agreement dated April 27, 2009, by and between Big Star Oil & Gas, LLC as Operator and Ring Energy, Inc, et al, as Non-Operators, attached to this Agreement as Exhibit "A" (the "Operating Agreement"). Non-Operator desires to acquire a 25.00% working interest and a 18.75% net revenue working interest in the Leased Acreage, and participate in drilling the Initial Well, which will be an approximate 7800 feet test, which will be located on the Leased Acreage, as set out in the Operating Agreement. (the "Initial Well").

2. In order to acquire the working interest set out above, Non-Operator agrees:

A. To deliver to First Party executed originals of (i) this Agreement; (ii) the Operating Agreement attached as Exhibit "A" and all exhibits to the Operating Agreement, in recordable form; and, (iii) the Authority for Expenditure (the "Authority for Expenditure") which will be delivered to Second Party for execution at least 30 days prior to spud date of the Test Well.

B. To remit to Operator on execution of this Agreement, and a check covering the amount of Non-Operator's proportionate share of the Prospect Fee described in Paragraph 2.C below. Payment shall be due within Fifteen (15) days of the receipt of this Agreement by Non-Operator.

C. To be responsible for and pay to Operator, Non-Operator's proportionate share of the Prospect Fee ($325 per leased acre located within the Contract Area) and tangible and intangible costs incurred through casing point regarding the Initial Well (including plugging and abandonment costs if the well is a dry hole), plus Non-Operator's proportionate share of any additional costs which may be incurred in the course of completing the Initial Well if Non-Operator consents to the completion attempt in accordance with the Operating Agreement.

3. It is understood that as to the costs of drilling the Initial Well (or a replacement well), Non-Operator's working interest shall pay its 25.00% interest, plus an additional 8.33% interest in favor of Non-Operator for a total interest of 33.33% of all cost incurred through the casing point election for

the Initial Well to earn 25.00% working interest in the entire Contract Area. The total cost through casing point for which the additional 8.33% interest paid by Non-Operator shall not exceed 120% of the approved Authorization of Expenditure. Non-Operator's working interest shall proportionately bear all other costs in accordance with the Operating Agreement. Non-Operator shall pay all costs of operations after casing point of the Initial Well and all subsequent wells at their 25.00% working interest.

4. Operator agrees to use its best efforts to cause operations to be commenced for the drilling of the Initial Well prior to August 1, 2009. Upon the commencement of the operations, Operator agrees to prosecute operations with due diligence and in a workmanlike manner until the well has been drilled to an approximate depth of 7800 feet subsurface. The obligation to participate in the Prospect shall expire if the Test Well is not drilled according to the time frame set out in this Paragraph and Operator will, upon request by Non-Operator, promptly return to Non-Operator the Land costs.

5. Notwithstanding anything to the contrary, in the event that Non-Operator elects not to participate in the drilling of the Initial Well pursuant to Article VI.B., in the Operating Agreement, Non-Operator shall forfeit all of its interest in the entire Contract Area and in the Area of Mutual Interest outlined in Green on the attached Exhibit "B", more specifically defined in Paragraph 9 of this agreement to the Operator.

6. Notwithstanding anything to the contrary in Article VI.B. of the Operating Agreement, in the event that Non-Operator or Operator elects not to participate (goes non-consent) in the drilling of a well other than the Initial Well, pursuant to Article VI.B. of the Operating Agreement, the Non-Operator or Operator, whichever does not consent, shall promptly relinquish and assign, on completion of the drilling of the well, to the Operator or Non-Operator, whichever participate in the drilling of the well, one hundred percent (100%) of its rights, title and interests in the 80 acre Proration Unit on which the well was drilled. However, if a party to this agreement elects to participate in the drilling of a proposed well, but elects not to participate in the completion in said well, then the 300% non consent penalty set out in Article VI.B. of the Operating Agreement shall apply.

7. After completion or plugging or abandonment of the Initial Well and Non-Operator's payment to Operator of its proportionate share of all related costs, Non-Operator shall earn its 25.00% working interest and 18.75% net revenue interest, in all the leased acreage located in Contract Area. Operator will promptly make an assignment to Non-Operator for its earned working interest, and said assignment of interest shall include all leases described on Exhibit "A" hereto and any additional leases acquired within the contract area and shall result in Non-Operator owning a 25.00% working interest and a 18.75% net revenue interest in all leased acreage. The assignment shall be in recordable form and shall warrant title against all parties claiming by, through, or under Operator, but not otherwise. The assignment shall provide that the working interest assigned to Non-Operator is and shall remain subject to the provisions of this Agreement and the Operating Agreement.

8. With respect to the leasehold working interest which Non-Operator desires to acquire, Operator and Non-Operator agree that the Prospect Fee is as follows:

Anderson Prospect Fee (440.00 acres @ $325 per acre) 25% $ 35,750.00

9. Except for acquisitions pursuant to Article IV.B.1. and Article VIII.B., C. and F., any Party who acquires an interest in oil and gas within the Contract Area or within the AMI which is an approximate one-half (1/2) mile of the outer perimeter of the Contract Area as outlined in Green on the attached Exhibit "B" shall give notice in writing to all of the other Parties to this Agreement, which notice shall contain the description of the interest acquired, consideration paid for it, and all other pertinent information necessary to describe the acquisition. All Parties receiving the notice shall have fifteen (15) days from receipt of it to advise the acquiring Party in writing of its election to participate in the acquisition, failing in which the Party receiving the notice shall have no rights in the acquisition. All Parties electing to participate in the acquisition shall furnish the acquiring Party with notice of their election to participate as to their proportionate part (the same interest which they have in the Contract Area) of the cost of the acquisition, failing in which their affirmative responses shall not be deemed effective and shall not entitle the Party to participate. If any Party elects not to participate in the acquisition, the acquiring Party shall notify all other Parties of the refusal and all other Parties shall have the same right to respond within fifteen (15) days as required in the case of the first notice. The acquiring Parties agree to execute assignments and conveyances as are necessary to reflect the acquisition as a matter of record as soon as reasonably possible after determination of the interest of the Parties pursuant to this provision. There shall be no obligation of any Party with respect to acquisitions outside the area covered by this provision. The provisions of this paragraph shall terminate at the earlier of: (1) termination of this Operating Agreement; or, (2) twenty (20) years from the effective date of the Agreement. Parties participating in the acquisitions shall be subject to the provisions of this Operating Agreement which shall be referenced in the documents of title reflecting the acquisition.

Operator and Non-Operator shall cause this Agreement to be executed by their duly authorized representatives, to be effective as of April 27, 2009.

Operator: Big Star Oil & Gas, LLC

By: ______________________
Stella Swanson, Partner

Non-Operator: Ring Energy, Inc.

By: ______________________
Robert Owens, President

[Exhibit "A": Operating Agreement]
[Exhibit "B": Plat]